UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

Cordia Bancorp Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-4700031
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11730 Hull Street Road, Midlothian, Virginia 23112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 744-7576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30 2014, the Board of Directors of Cordia Bancorp Inc. (the “Company”) and its wholly owned subsidiary, Bank of Virginia (the “Bank”), elected David Zlatin to serve as a director of the Company and the Bank effective as of May 1, 2014. Mr. Zlatin, age 62, has served as Chief Operating Officer and Principal of Ramat Securities, Ltd. (“Ramat”), a registered broker-dealer firm in Cleveland, Ohio, since 1993. Ramat has client accounts of approximately $250 million and specializes in financial securities, restructurings and spin-offs. Mr. Zlatin has also served as a Rabbi at the Beachwood Kehilla Synagogue in Cleveland since 1987. He received B.A. and M.S. degrees as well as his rabbinical ordination from Yeshiva University in New York, and his M.B.A. from Cleveland State University. In connection with his election as director, Mr. Zlatin has also been elected to serve on the Audit Committee of the Board of Directors.

Mr. Zlatin was elected to serve on the Company’s and the Bank’s Board of Directors pursuant to the terms of a Securities Purchase Agreement, dated as of April 10, 2014, by and among the Company and the investors identified therein (the “Agreement”). Under the Agreement, the Company had agreed, not later than May 31, 2014, to elect Mr. Zlatin to the Board of Directors and/or nominate him for election as a director at the Company’s 2014 annual meeting of stockholders, subject to satisfaction of the legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORDIA BANCORP INC.
(Registrant)

Date: May 6, 2014	By:	/s/ Jack Zoeller
Jack Zoeller
President and Chief Executive Officer